Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

KMG Chemicals, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-209142 and 333-164686) and Form S-3 (Nos. 333-144349 and 333-129879) of KMG Chemicals, Inc. of our reports dated October 14, 2016, with respect to the consolidated balance sheets of KMG Chemicals, Inc. and subsidiaries as of July 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended July 31, 2016, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of July 31, 2016, which reports appears in the July 31, 2016 annual report on Form 10-K of KMG Chemicals, Inc.

/s/ KPMG LLP

Dallas, Texas

October 14, 2016